                                                                     Exhibit 5.1


                                LOAN AGREEMENT

     THIS AGREEMENT is made effective as of February 17, 1999, by and between CD WAREHOUSE, INC., a Delaware corporation ("Borrower") and BANK ONE, OKLAHOMA, N.A., a national banking association ("Bank").

                                  WITNESSETH:

     WHEREAS, the Borrower and the Bank have agreed to certain extensions of credit by the Bank to the Borrower in the form of a revolving loan and an advancing term loan in the aggregate maximum principal amount of $7,000,000.00, as evidenced by certain promissory notes described herein; and

     WHEREAS, the Borrower will use the proceeds of the loans to: (i) acquire Music Trader, Inc. and Norwalk Distributors, Inc.; (ii) support current assets; and (iii) other general corporate purposes; and

     WHEREAS, the Borrower desires to secure its obligations under this Loan Agreement and the promissory notes with certain property of the Borrower pursuant to the terms and conditions of this Agreement and other loan and security documents as described herein.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained, the parties hereto agree to the following terms and conditions:

     1. DEFINITIONS. As used in this Agreement, the following terms with their initial letters capitalized shall have the following meanings except where the context otherwise requires:

          "Account(s)" shall mean all accounts receivable, contract rights, franchise agreements, notes, drafts, acceptances, general intangibles, chattel paper and other forms of obligations and receivables owing to Borrower arising out of or in connection with Borrower's business, including such as may arise out of the sale, lease or other disposition at any time and from time to time of Inventory, whether now owned or hereafter acquired, and any right to payment for goods sold or leased or for services rendered and the Proceeds thereof, together with all other forms of accounts as may be defined or determined under the Uniform Commercial Code whether such Accounts now exist or are hereinafter acquired.

          "Advancing Loan" means an advancing term loan in the principal amount of $5,000,000.00 as evidenced by the Advancing Note described herein.

          "Advancing Note" means a Promissory Note in the principal amount of $5,000,000.00 dated even date herewith, made by the Borrower and payable to the order of the Bank, together with all renewals, extensions, modifications and substitutions thereto and thereof.
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                                      -2-


          "Agreement" shall mean this Loan Agreement, as the same may from time to time be amended, supplemented or modified.

          "Borrower"  shall mean CD Warehouse, Inc. and its successors.

          "Borrowing Base" shall mean an amount equal to: (a) 70% of all Eligible Domestic Accounts; plus (b) 60% of Eligible International Accounts, limited to 30% of the total Borrowing Base; plus (c) 40% of all Eligible Inventory (all as determined monthly by the Bank as reflected in the financial statements of Borrower); minus (d) all principal and accrued and unpaid interest amounts outstanding under the Advancing Loan.

          "Business Day" shall mean any day other than a Saturday or Sunday or other holiday on which commercial banks are open for business with the public in Oklahoma City, Oklahoma.

          "Chattel Paper" shall mean any right to payment for a monetary obligation, together with all other forms of chattel paper as may be defined or determined under the Uniform Commercial Code.

          "Collateral" means all of the Borrower's right, title and interest in and to: (i) all Accounts, Inventory, Chattel Paper, Documents, Equipment, Goods, Instruments and General Intangibles and any and all other assets of Borrower, together with all Proceeds; (ii) all Franchise Agreements and all Proceeds thereof, and (iii) the Key-Man Insurance and all Proceeds thereof.

          "Cost of Goods Sold"  is determined under GAAP.

          "Current Assets" shall mean all of the current assets of the Borrower, as determined in accordance with GAAP.

          "Current Liabilities" shall mean all of the current liabilities of the Borrower, as determined in accordance with GAAP; provided however, all funded debt of the Borrower shall be included in the amount of Current Liabilities notwithstanding the accounting treatment prescribed by GAAP.

          "Debt" means, as to any person, all indebtedness, liabilities and obligations of such person, determined in accordance with GAAP, including all contingent and indirect obligations and liabilities.

          "Documents" means all forms of documents as may be defined or determined under the Uniform Commercial Code.

          "Eligible Domestic Accounts" means all Accounts owing to Borrower in United States dollar denominations from Account debtors of the Borrower domiciled in
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                                      -3-


the United States, determined from the time such Eligible Domestic Accounts come into existence until they are collected in full, except for:

               (i) any Account which is aged more than three (3) times its normal selling terms, or in any event over ninety (90) days past due from the date of invoice ;

               (ii) any Account from a debtor that is an officer, employee, director, agent or shareholder of the Borrower, or where an Account debtor is a subsidiary of, the parent of, related to or affiliated with the Borrower, or has common shareholders, officers or directors with the Borrower, unless approved by the Bank in writing;

               (iii) any Account not arising from a bona fide outright sale of goods or performance of services, or where the Account holder does not have possession or has not delivered to the Bank shipping and delivery receipts evidencing shipment of the goods, and if representing services, the services have not been fully performed for the Account debtor;

               (iv) any Account which is subject to any claim, set-off, allowance or adjustment by the Account debtor or any counterclaim, including but not limited to any claim, set-off, allowance or adjustment based upon any violation of or failure to comply with any applicable federal or state consumer law;

               (v) any Account where an Account debtor has returned any of the goods from the sale of which the claim arose, or any partial payment has been made thereon;

               (vi) any Account subject to any assignment, claim, lien or security interest of any character, or subject to any attachment, levy, garnishment or other judicial process, except the security interest of the Bank;

               (vii) any Account arising in the ordinary course of business where a notice of bankruptcy, insolvency or adverse change in the financial condition of the Account debtor has been received;

               (viii) any Account evidenced by a judgment, an Instrument or Chattel Paper;

               (ix) any Account where the Account debtor is the United States or any department, agency or instrumentality of the United States, or any city, town, municipality or division thereof,

               (x) any Account that the Bank has reasonably determined is unsatisfactory;

               (xi) with respect to any Account which exceeds twenty percent (20%) of the total Accounts, any such excess portion of said Account; and

               (xii) all Accounts of any Account debtor who has more than five percent (5%) of its total Accounts past due more than sixty (60) days from date of first billing.
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                                      -4-


          "Eligible International Accounts" means all Accounts owing to Borrower in United States dollar denominations from Account debtors of the Borrower domiciled in countries which are members of the European Economic Community ("International Account Debtors"), determined from the time such Eligible International Accounts come into existence until they are collected in full, as approved by the Bank, except for:

               (i) any Account which is aged more than three (3) times its normal selling terms, or in any event over ninety (90) days past due from the date of invoice;

               (ii) any Account from an International Account Debtor that is an officer, employee, director, agent or shareholder of the Borrower, or where an International Account Debtor is a subsidiary of, the parent of, related to or affiliated with the Borrower, or has common shareholders, officers or directors with the Borrower, unless approved by the Bank in writing;

               (iii) any Account not arising from a bona fide outright sale of goods or performance of services, or where the Account holder does not have possession or has not delivered to the Bank shipping and delivery receipts evidencing shipment of the goods, and if representing services, the services have not been fully performed for the International Account Debtor;

               (iv) any Account which is subject to any claim, set-off, allowance or adjustment by the International Account Debtor or any counterclaim, including but not limited to any claim, set-off, allowance or adjustment based upon any violation of or failure to comply with any applicable foreign, federal or state consumer law;

               (v) any Account where an International Account Debtor has returned any of the goods from the sale of which the claim arose, or any partial payment has been made thereon;

               (vi) any Account subject to any assignment, claim, lien or security interest of any character, or subject to any attachment, levy, garnishment or other judicial process, except the security interest of the Bank;

               (vii) any Account arising in the ordinary course of business where a notice of bankruptcy, insolvency or adverse change in the financial condition of the International Account Debtor has been received;

               (viii) any Account evidenced by a judgment, an Instrument or Chattel Paper;

               (ix) any Account that the Bank has reasonably determined is unsatisfactory;

               (x) with respect to any Account which exceeds twenty percent (20%) of the total Accounts, any such excess portion of said Account; and
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                                      -5-

               (xi) all Accounts of any International Account Debtor who has more than five percent (5%) of its total Accounts past due more than sixty
     (60) days from date of first billing.

          "Eligible Inventory" means all Inventory unconditionally owned by the Borrower, except for:

               (i) Inventory subject to a purchase money security interest (as that term is defined in the Uniform Commercial Code) of a third party;

               (ii) Inventory acquired by the Borrower later than 180 days from the date of determination as Eligible Inventory, and;

               (iii) Inventory' determined by the Bank to be otherwise unsatisfactory as Eligible Inventory.

          "Environmental Laws" means all federal, state and local laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, and environmental matters applicable to Borrower's business and facilities. Such laws and regulations include, but are not limited to, the Resource Conservation and Recovery Act, Comprehensive Environmental Response; Compensation and Liability Act; Toxic Substances Control Act; Clean Water Act; Clean Air Act; Comprehensive Environmental Response, Compensation and Liability Information System; all state and federal superlien and environmental cleanup programs; and all other applicable environmental laws and regulations of all applicable jurisdictions.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with all regulations issued pursuant thereto.

          "Events of Default" shall have that meaning provided in Section 8 hereof.

          "Equipment" means all tools, equipment, machinery, appliances, building materials, supplies, furniture, fixtures, furnishings, business records, goods to become fixtures and all other similar tangible personal property of every kind now owned by Borrower or hereafter acquired, together with all other forms of equipment and fixtures as may be defined or determined under the Uniform Commercial Code.

          "Fixed Charge Ratio" means: (A) the sum of: (i) Net Income, after taxes, plus (ii) depreciation and amortization expenses, plus (iii) interest expense, plus (iii) rent and operating lease expense, minus (iv) capital expenditures, minus (v) dividends and distributions, minus (vi) nonrecurring and extraordinary income items; all for the twelve (12) months immediately preceding the determination date, divided by (13)the sum of (i) the current portion of long term debt and capitalized lease obligations, as determined under GAAP, plus
(ii) interest expense, plus (iii) rent and operating lease expense; all for the twelve (12) months immediately preceding the determination date. Notwithstanding the foregoing, the Fixed Charge Ratio for the quarterly periods ending December 31, 1999, shall be calculated using the financial information in (A) and (B) above on a quarterly basis instead of a prior twelve month basis.
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                                      -6-

          "Franchise Agreements" shall mean any and all franchise agreements, contracts, contract rights, documents, licenses, general intangibles, chattel paper and other forms of rights in favor of Borrower and obligations owing to Borrower arising out of or in connection with any franchise arrangement with any franchisee or other party, and any right to any royalty or other payments thereunder, whether now existing or hereafter incurred.

          "GAAP" means the generally accepted accounting principles, practices and procedures, set forth by the Accounting Principles Board and the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, which are applicable as of the date of the end of the fiscal quarter immediately preceding such date of determination.

          "General Intangibles" means any personal property, including things in action, other than Goods, Accounts, Chattel Paper, Documents, Equipment, Instruments, Inventory and money, including any and all patents, trademarks, copyrights and other intellectual property, whether now owned or hereafter acquired, together with all other forms of general intangibles as may be defined or determined under the Uniform Commercial Code.

          "Goods" shall include all things which are movable at the time a security interest attaches or which are fixtures (12A 0.8. (S)9-313), together with all other forms of goods as may be defined or determined under the Uniform Commercial Code, whether now owned or hereafter acquired, but does not include money, Documents, Instruments, Accounts, Chattel Paper or General Intangibles, but does include (i) "Equipment" if they are used or bought for use primarily in business or if the goods are not included in the definition of Inventory, together with all other forms of equipment as may be defined or determined under the Uniform Commercial Code; and (ii) "'Inventory" if they are held by a person who holds them for sale or lease or to be furnished under contracts of service or if he has so furnished them, or if they are raw materials, work in process, or materials used or consumed in a business, together with all other forms of inventory as may be defined or determined under the Uniform Commercial Code.

          "Instrument"  shall mean a negotiable instrument, defined in 12A 0.8.
(S)3-104, or a security, defined in 12A O.S. (S)8-102, or any other writing which evidences a right to the payment of money and is not itself a security agreement or lease and is a type of which is in the ordinary course of business transferred by delivery with any necessary endorsement or assignment, together with all other forms of instruments as may be defined or determined under the Uniform Commercial Code, whether now owned or hereafter acquired.

          "Inventory" means all inventory, raw materials, finished goods, work-in-process and all other personal property of whatever nature now or hereafter owned and which are held for sale or lease or are furnished or to be furnished under contracts of service, together with all other forms of inventory as may be defined or determined under the Uniform Commercial Code, whether now owned or hereafter acquired.
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                                      -7-

          "Inventory Turnover Days" is defined as: (i) the Inventory balance, divided by Cost of Goods Sold for the Inventory, times (ii) 365.

          "Key-Man Insurance" shall mean that certain key-man life insurance policy with American States Life Insurance Company (Policy #__________________) insuring the life of Jerry W. Grizzle in the amount of $2,000,000.00 and naming Borrower as the beneficiary.

          "Lien" means any lien, mortgage, security interest, tax lien, pledge, encumbrance, conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of Debt, whether arising by agreement or under any statute or law, or otherwise.

          "Loans" means the loans contemplated by this Agreement and described in Section 2 hereof and evidenced by the Notes.

          "Loan Documents" collectively means this Agreement, the Notes, all security agreements, assignments and financing statements securing the Loans, and all other promissory notes, guaranties, agreements and all other documents, agreements, certificates and instruments executed and delivered in connection with the Loans described herein and any renewals, amendments, supplements or modifications thereof or thereto.

          "Material Adverse Effect" means any set of circumstances or events which (i) could have an adverse effect upon the validity, performance or enforceability of this Agreement or any other Loan Documents, (ii) could be material and adverse to the financial condition or business operations of the Borrower, (iii) could materially impair the ability of the Borrower to perform its obligations under this Agreement or any other Loan Documents or any other contract, agreement or obligation to which the Borrower is a party, or (iv) constitutes an Event of Default.

          "Maximum Principal Amount" means a principal amount equal to the lesser of (i) $2,000,000.00, or (ii) the amount of the Borrowing Base.

          "National Prime Rate" shall mean that fluctuating annual rate of interest recognized by the Bank, from time to time (whether or not charged or published), as the "National Prime Rate."

          "Net Income"  shall have the meaning of such term under GAAP.

          "Notes" shall mean, collectively the Revolving Note and Advancing Note, and all renewals, extensions, modifications and substitutions thereto and therefor.

          "PBGC" means the Pension Benefit Guaranty Corporation and any successor to all or any of its functions under ERISA.

          "Permitted Debt" means (i) any accounts payable, taxes, insurance, operating expenses and all other general and administrative expenses of the Borrower incurred in the normal course of Borrower's business operations, including real property lease agreements, (ii) all indebtedness of the Borrower to the Bank, and (iii) any intercompany indebtedness incurred for the purpose of purchasing Inventory, with all such obligations in (i), (ii) and (iii) being in amounts and of the types as are consistent with those identified in the latest financial statements of the Borrower.

          "Permitted Liens" mean any Lien attaching to property of the Borrower for the purpose of: (i) securing a purchase money security interest in Inventory of the Borrower; or (ii) securing any indebtedness of the Borrower to the Bank.

          "Proceeds" means: (i) all amounts, sums, revenues and income which become payable from any of the Collateral (including any after-acquired properties); (ii) whatever is received upon the sale, exchange, collection or other disposition of the Collateral or Proceeds; and (iii) all "proceeds" as defined or determined under the Uniform Commercial Code. An Instrument payable by reason of loss or damage to the Collateral is Proceeds.

          "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Regulation X" means Regulation X promulgated by the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Request for Advance" means a completed request for cash advances in the form of Exhibit "A" hereto.

          "Revolving Loan" means a revolving loan in the principal amount of $2,000,000.00 as evidenced by the Revolving Note described herein.

          "Revolving Note" means a Promissory Note in the principal amount of $2,000,000.00 dated effective April 1, 1999, made by the Borrower and payable to the order of the Bank, together with all renewals, extensions, modifications and substitutions thereto and thereof

          "Tangible New Worth" is defined as total stockholders' equity, minus intangible assets, as such terms are defined under GAAP.

          "Uniform Commercial Code" means the Uniform Commercial Code of the State of Oklahoma (12A O.S. (S)9-101 et. seq.), as amended from time to time.

          1.1  Other Definitional Provisions.

               (a) All terms defined in this Agreement shall have the above-defined meanings when used in the Notes or any Loan Document, certificate, report or other document made or delivered pursuant to this Agreement, unless the context shall otherwise require.

               (b) Unless otherwise specified herein, all accounting terms shall be interpreted in accordance with GAAP.

               (c) Defined terms used herein in the singular shall include the plural and vice versa.

               (d) The words "hereof", "herein", "hereunder" and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.


     2. LOAN TERMS. Subject to the terms and conditions hereof, and the terms and conditions of the Loan Documents, the Bank agrees to extend credit to the Borrower and the Borrower agrees to such extensions of credit from the Bank, which credit will be evidenced by the Notes, on the following conditions:

          2.1 Revolving Loan. Subject to the terms and conditions hereof, and the terms and conditions of the Loan Documents, the Bank agrees to extend credit to the Borrower, and the Borrower agrees to such extensions of credit from the Bank, in the amount of the Maximum Principal Amount, together with interest thereon as described herein, which will be evidenced by the Revolving Note. This credit will be in the form of a revolving line of credit which Borrower may borrow, repay and reborrow in accordance with the terms and conditions of this Agreement and the Revolving Note.

               2.1.1 Principal. The outstanding principal amount of the Revolving Note shall not exceed the Maximum Principal Amount.

               2.1.2 Interest on Revolving Note. The outstanding principal amount of the Revolving Note shall bear interest per annum, accrued from the date of disbursement, at a rate of interest equal to the National Prime Rate, as such rate may change from time to time hereafter. Each change in the per annum interest rate charged hereunder shall become effective, without notice (which notice is hereby waived), on the date of such change. As of the effective date hereof, the National Prime Rate is seven and three-quarter percent (7.75%) per annum and the initial rate hereunder is seven and three-quarter percent (7.75%) per annum. The Bank may, from time to time, extend credit to anyone at rates of interest varying from, and having no relationship to the National Prime Rate. The interest rate described above shall be calculated on the basis of actual number of days elapsed, but computed as if each calendar year consisted of a 365 day year.

               2.1.3 Repayment of Revolving Note. During the term of the Revolving Note, monthly payments of the accrued interest on the outstanding principal balance of the Revolving Note, together with any principal amount in excess of the Maximum Principal Amount, shall be due and payable beginning May 1, 1999, and continuing thereafter on the first day of each and every month and at maturity. The Revolving Note shall mature on April 1, 2000, at which time all outstanding and unpaid principal and all accrued and unpaid interest thereon shall be immediately due and payable.

               2.1.4 Advances on Revolving Note. Advances under the Revolving Note will be made from time to time prior to the maturity date thereof upon Borrower's request; provided however, the aggregate principal amount at any one time outstanding on the Revolving Note shall not exceed the Maximum Principal Amount. All advances on the Revolving Note shall be made in accordance with this Agreement and the Bank shall not be obligated to make an advance on the Revolving Note if (i) an Event of Default shall exist under this Agreement at the time of a requested advance, or (ii) the amount of such advance and all other outstanding advances made by the Bank to Borrower under the Revolving Note would exceed the Maximum Principal Amount.

               Borrower may request a an advance orally, but must deliver to the Bank within twenty four (24) hours of such oral request, a written confirmation of the request for an advance in the form of a Request for Advance signed by an authorized officer of Borrower and a signed Borrowing Base certificate described in Section 6.1.2 hereof indicating sufficient credit availability under the Revolving Note. Each oral request shall be deemed a representation, warranty, acknowledgment and agreement by Borrower as to the matters which are required to be contained in the written requests. Subject to the limitations on advances contained above, the Bank shall deposit the amount of such advance in a designated account of Borrower maintained at the Bank on the same business day as any request is received by 2:00 p.m. on such date, or on the next business day, if such request is received later than 2:00 p.m. All amounts advanced to Borrower shall be evidenced by the Revolving Note.

               2.1.5 Nonuse Fee. The Borrower shall pay to the Bank on the first day of each calendar quarter, beginning July 1, 1999, a nonuse fee in an amount equal to one-quarter of one percent (0.25%) per annum of the daily average of the unused principal amount of the Revolving Note for the immediately preceding calendar quarter.

          2.2 Advancing Loan. The Bank will extend credit to Borrower in the principal amount of $5,000,000.00, together with interest thereon as described herein, which will be evidenced by Advancing Note. This credit will be in the form of a term loan in accordance with the terms and conditions of this Agreement and the Advancing Note.

               2.2.1 Principal of Advancing Note. The outstanding principal amount of Advancing Note shall not exceed $5,000, 000. 00.

               2.2.2 Interest on Advancing Note. The outstanding principal amount of the Advancing Note shall bear interest per annum, at a rate of interest equal to the National Prime Rate, as such rate may change from time to time hereafter. Each change in the per annum interest rate charged hereunder shall become effective, without notice (which notice is hereby waived), on the date of such change. As of the effective date hereof, the National Prime Rate is seven and three-quarter percent (7.75%) per annum and the initial rate hereunder is seven and three-quarter percent (7.75%) per annum. The Bank may, from time to time, extend credit to anyone at rates of interest varying from, and having no relationship to the National Prime Rate. The interest rate described above shall be calculated on the basis of actual number of days lapsed, but computed as if each calendar year consisted of a 365 day year.

               2.2.3 Repayment of Advancing Note. During the term of the Advancing Note, monthly payments of accrued interest shall be due and payable on March 1, 1999 and April 1, 1999, and monthly payments of principal and accrued interest shall be due and payable thereafter in the amount of $100,784.80, beginning on May 1, 1999 and continuing thereafter on the first day of each and every month through maturity. The Advancing Note shall mature on April 1, 2002, at which time all outstanding and unpaid principal and all accrued and unpaid interest thereon shall be immediately due and payable.

               2.2.4 Prepayments. The Advancing Note may be prepaid in whole or in part at any time without premium or penalty. Any such prepayment shall be applied first to accrued and unpaid interest and then to principal in inverse order of payments due. The Bank shall have no obligation to readvance any amount prepaid under Advancing Note.

          2.3 Payments. The principal of and interest on the Notes shall be payable in lawful money of the United States of America, in immediately available funds, at the principal office of the Bank in Oklahoma City, Oklahoma. All such payments shall be made not later than 2:00 p.m., Oklahoma City time, on the date due, and funds received for principal payments on the Notes after such hour on any day shall be treated for all purposes of this Agreement as having been received on the next succeeding Business Day in Oklahoma City. If any payment made by the Borrower under this Agreement or the Notes is to be made on a day not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time will in such case be included in computing interest, if any, in connection with such payment.

          2.4 Default Interest. While any Event of Default exists hereunder or under the Notes or any of the Loan Documents, which has not been cured as provided in this Agreement, in lieu of the interest rate provided herein and in the Notes, all sums owing by Borrower to Bank in connection with the Loans shall bear interest at the rate equal to five percent (5%) per annum in excess of the National Prime Rate, accrued from the date of the Event of Default but after any applicable grace period to cure said Event of Default as is provided for herein, to the date on which such Event of Default is cured.

     3. CONDITIONS OF LENDING. The obligation of the Bank to perform this Agreement and to extend the Loans as described herein is subject to the performance of the following conditions precedent:

          3.1 Loan Documents. This Agreement, the Notes, the other Loan Documents, and all other documents required by the Bank shall have been duly executed, acknowledged (where appropriate) and delivered to the Bank, all in form and substance satisfactory to the Bank. All of the Loan Documents which require filing or recordation for the perfection of Liens on the Collateral shall be properly filed or recorded in all appropriate recording offices and the Borrower shall have reimbursed the Bank for all costs, including reasonable attorney's fees not to exceed $3,500.00, pertaining thereto.

          3.2 Underwriting Fee. A fee in the amount of $10,000.00 shall have been paid to the Bank.

          3.3 Information. The Borrower shall have furnished to the Bank such financial statements and other information as the Bank shall have requested, including but not limited to, a draft copy of the Borrower's December 31, 1998 financial statements, provided the Borrower agrees to provide the Bank with audited financial statements no later than April 30, 1999.

          3.4 No Default. Representations and Warranties. No Events of Default shall have occurred and be continuing under this Agreement or the Loan Documents. All representations and warranties contained herein shall be true and correct.

          3.5 Authority. The Borrower shall have delivered to the Bank such resolutions and other documents reasonably required to authorize the execution, delivery and performance of the Loan Documents, all in form and substance satisfactory to the Bank, together with certified copies of the Borrower's Certificate of Incorporation (and amendments), Bylaws (and amendments), Certificate of Good Standing from the State of Delaware, and Certificate of Foreign Qualification and Good Standing Certificate from the State of Oklahoma.

          3.6 Incumbency Certificate. The Bank shall have received a certificate from an officer of Borrower which shall certify the names of the persons authorized to sign the Loan Documents to be executed by such person and the other documents or certificates to be delivered by such person pursuant to the Loan Documents, together with the true signatures of each persons. Bank may conclusively rely on the certificates until Bank shall receive a further certificate from an officer of the Borrower canceling or amending the prior certificate and submitting the signatures of the persons named in such further certificate.

          3.7 Litigation. The Bank shall have received a Litigation Certificate in the form of Exhibit "B" attached hereto, signed by an authorized officer of Borrower stating that no litigation, investigation or proceeding before or by an arbitrator or court is continuing or threatened against Borrower or the Collateral (i) with respect to this Agreement, the Notes, any other Loan Documents, or any of the transactions contemplated hereby or thereby, or (ii) which could have a Material Adverse Effect on Borrower. Bank shall also receive either (a) a summary and analysis of all litigation in which Borrower is involved or (b) an opinion of counsel, in form and substance acceptable to Bank, to the effect that no litigation in which Borrower is involved would, in the event of an adverse determination, have a Material Adverse Effect.

          3.8 UCC Information. The Bank shall have received and reviewed copies of UCC Title Searches for Borrower from such jurisdictions as the Bank may determine, and all Liens of any party on the Collateral as evidenced by such information shall have been released to the satisfaction of the Bank.

          3.9 Insurance. Borrower shall have provided to the Bank, endorsements to all insurance policies of Borrower described in Section 4.16 hereof, which endorsements shall name the Bank as an additional insured to the extent of the Bank's interest in the Collateral.

          3.10 Expenses. The Borrower shall have paid all of the Bank's costs and expenses, including reasonable fees of legal counsel not to exceed $3,500.00, incurred in the negotiation and preparation of the Loan Documents and in closing and perfecting the rights of the Bank under the Loan Documents.

          3.11 Certification of Eligible Domestic Accounts and Eligible International Accounts. The Bank shall have received and approved an initial list of all Eligible Domestic Accounts and Eligible International Accounts from Borrower, which list will include appropriate agings of the Eligible Domestic Accounts and Eligible International Accounts, certified as true and correct by an authorized party for Borrower and in form satisfactory to the Bank.

          3.12 Acquisition Information. The Bank shall have received and approved such information regarding the Borrower's proposed acquisition of Music Trader, Inc. and Norwalk Distributors, Inc., including, but not limited to: (i) all purchase agreements, assumption agreements, appraisals and evaluations; (ii) confirmation of purchase prices and, sources and uses of funds; (iii) inventory observation report of Music Trader, Inc. by independent auditors; (iv) audited financial statements of Norwalk Distributors, Inc.

          3.13 Eligible Inventory List. The Bank shall have received and approved an initial list from Borrower of the respective locations where all Eligible

Inventory is located and identifies the amount of new and used compact discs at each such location.

          3.14 Key-Man Insurance. The Key-Man Insurance policy shall have been issued and delivered to the Bank.

     4. REPRESENTATIONS AND WARRANTIES. To induce the Bank to extend the Loans and enter into this Agreement, the Borrower represents and warrants to the Bank during the term of the Loans and any and all renewals and extensions thereof, as follows:

          4.1 Existence. The Borrower is duly organized, validly existing, and in good standing under the law of its state of organization, and are authorized to do business in all jurisdictions in which their ownership of property and transaction of business legally requires such authorization, and Borrower has full power, authority, and legal right to own its property and transact business as presently transacted or proposed to be transacted.

          4.2 Authority. The execution, delivery and performance of the Loan Documents by the Borrower is within the power of the Borrower, has been duly authorized, is not in contravention of law or the terms of the Borrower's certificates of incorporation or other organizational documents, or of any indenture, agreement or undertaking to which the Borrower is a party or by which it is bound.

          4.3 Governmental Authorization. The execution, delivery, and performance by the Borrower of this Agreement requires no approval of or filing with any governmental authority.

          4.4 Binding Effect. This Agreement and the Loan Documents, when duly executed and delivered, will constitute legal, valid, and binding obligations of the Borrower, fully enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditor's rights generally.

          4.5 Financial Condition. Subject to any limitations stated therein or in connection therewith, all balance sheets, earnings statements, and other financial data which have been or may hereafter be furnished to the Bank to induce the Bank to enter into this Agreement or otherwise in connection herewith, including such financial information provided pursuant to Section 3.12, do or shall fairly represent the financial condition of the Borrower as of the dates and the results of operations for the periods for which the same are furnished, are, or shall be at the time the same are so furnished, accurate and correct in all material respects and complete insofar as completeness may be necessary to give the Bank a true and accurate knowledge of the respective subject matter involved, and no material adverse change in the financial condition of the Borrower, Norwalk Distributors, Inc. or Music Trader, Inc. shall have occurred since the dates of such financial information provided to the Bank herein.

          4.6 Litigation. Except as described in the Litigation Certificate attached hereto as Exhibit "B", there is no action, suit, investigation or proceeding pending, or to the knowledge of Borrower threatened against Borrower or any of the Collateral, which would have a Material Adverse Effect on the Borrower's or the Bank's rights in the Collateral.

          4.7 Taxes. The Borrower has filed all tax returns which are required to be filed and has paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower. This provision, however, does not preclude the Borrower from filing proper extensions or protesting by proper procedure any tax, assessment or penalty.

          4.8 Permits. The Borrower has all licenses, permits, certificates, consents and franchises, and all necessary filings associated thereto have been made, in order to carry on its business as now being conducted and to own or lease and operate its properties as now owned, leased or operated. All such licenses, permits, certificates, consents, and franchises are valid and subsistent, and the Borrower is not in violation thereof to the extent such violation would cause a Material Adverse Effect.

          4.9 Title to Collateral and No Liens. All of the Collateral is free and clear of all Liens, except for Permitted Liens, and the Borrower has good and defensible title to such Collateral.

          4.10 Full Disclosure. Except as otherwise disclosed to Bank in writing prior to the execution of this Agreement, there is no material fact that Borrower has not disclosed to Bank which could have a Material Adverse Effect on the properties, business, prospects or condition (financial or otherwise) of Borrower. Neither the financial statements referenced in Section 4.5 hereof, nor any certificate or statement delivered herewith or heretofore by Borrower to Bank in connection with the negotiations of this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary to keep the statements contained herein or therein from being misleading which would have a Material Adverse Effect.

          4.11 Use of Proceeds Margin Stock. The proceeds of the Loans will be used by the Borrower solely for the purposes described herein. None of such proceeds will be used for the purpose of purchasing or carrying any "margin stock" as defined in Regulation U or Regulation X, or for the purpose of reducing or retiring any Debt which was originally incurred to purchase or carry a margin stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of such Regulation U or Regulation X. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stocks. Borrower has not taken or will not take any action which might cause the Notes or any of the other Loan Documents, including this Agreement, to violate Regulation U or Regulation X, or any other regulations of the Board of Governors of the Federal Reserve System or to violate Section 8 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. The Borrower does not own margin stock.

          4.12 Principal Office, Etc. The principal office, chief executive office and principal place of business of Borrower is 1204 Sovereign Row, Oklahoma City, 73108. Borrower maintains its principal records and books at such address. The Collateral is located at such locations as stated by Borrower pursuant to Section 3.13 hereof.

          4.13 ERISA. Borrower is in compliance with all ERISA requirements and interpretations with respect to any employee benefit plan of the Borrower and has not incurred any liability to PBGC with respect to any such plan.

          4.14 Compliance With Law. Borrower is not in violation of any law, rule, regulation, order or decree which is applicable to Borrower or its properties the result of which could have a Material Adverse Effect.

          4.15 Casualties. Neither the business nor the property of Borrower are currently affected by any environmental hazard, fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty (whether or not covered by insurance), which could have a Material Adverse Effect.

          4.16 Insurance. The Collateral is insured in accordance with the coverage set forth in Exhibit "C" hereto, with the Bank as an additional insured to the extent of its interest therein. There has been no receipt of any notice from any insurer indicating that coverage or premium rates will be materially changed in the future with respect to the Collateral or indicating that the Collateral may not qualify for continued coverage with respect to any such insurance. Borrower is in full compliance with all such insurance contracts and the same are in full force and effect and are enforceable in accordance with their terms.

          4.17 Hazardous Substances. To the best of Borrower's knowledge, all environmental permits, certificates, licenses, approvals, registrations and authorizations required under all Environmental Laws in connection with the business of Borrower have been obtained. No unremedied notice, citation, summons or order has been issued, no unremedied complaint has been filed, no unremedied penalty has been assessed and, to the best of Borrower's knowledge, no investigation or review is pending or threatened by any governmental entity with respect to any generation, treatment, storage, recycling, transportation or disposal of any hazardous or toxic or polluting substance or waste (including petroleum products and radioactive materials) generated or used ("Hazardous Substances") by Borrower which would have a Material Adverse Effect.

          4.18 No Event of Default. No Event of Default has occurred and is continuing.

          4.19 Survival of Representations. All of the representations and warranties made by the Borrower herein will survive the delivery of the Loan Documents and any renewal and extension of the Loans hereunder. All statements contained in any certificate or other instrument delivered by or on behalf of the Borrower under or pursuant to this Agreement or in connection with the transactions contemplated hereby shall constitute representations and warranties made by the Borrower hereunder as applicable.

     5. SECURITY. The Loans shall be secured by first and prior Liens on the Collateral in favor of the Bank pursuant to the Loan Documents, subject only to such other exceptions or other liens or encumbrances as may be consented to by the Bank in writing. From time to time during the term of this Agreement, the Bank may reasonably require Borrower to execute and deliver other and further Loan Documents to confirm and further secure the interest of the Bank in the Collateral, which Borrower agrees they will so execute and deliver upon request.

     6. AFFIRMATIVE COVENANTS. Until payment in full of the Loans, the Borrower agrees, unless the Bank shall otherwise consents in writing, to perform or cause to be performed the following agreements:

          6.1  Financial Statements and Information.

               6.1.1 Quarterly Financial Statements. Borrower shall furnish to Bank, within forty-five (45) days after the close of each calendar quarter, complete copies of Borrower's financial statements, including balance sheets and income statements, as of the close of such quarter, prepared internally by Borrower and in form satisfactory to the Bank in accordance with GAAP applied on a consistent basis.

               6.1.2 Monthly Borrowing Base and Other Reports. Within twenty (20) business days after the end of each calendar month, Borrower shall execute and deliver to the Bank a Borrowing Base Certificate in the form of Exhibit "E" attached hereto and shall provide the Bank with Accounts aging reports and Inventory reports in form acceptable to the Bank

               6.1.3 Quarterly Compliance Certificate. Borrower shall furnish to the Bank, within forty-five (45) days after the close of each calendar quarter, an executed Compliance Certificate in the form of Exhibit "D" attached hereto.

               6.1.4 Lease Summary. The Borrower shall provide the Bank a list of least obligations within forty-five (45) days from the date hereof. In the event the Borrower's lease obligations shall change during the term of this Agreement from those indicated on the list of lease obligations of the Borrower provided to the Bank above and from the most recent list of lease obligations of the Borrower provided to the Bank under this Section, the Borrower shall furnish to the Bank, within forty-five (45) days after the close of the calendar quarter in which such change in the lease obligations occurred an updated detailed summary of all future real estate lease and rental obligations of Borrower.

               6.1.5 Audited Annual Financial Statements. For the year ending December 31, 1999, and annually thereafter, the Borrower shall furnish to Bank, within ninety (90) days after the close of such year, complete copies of the Borrower's audited annual financial statements, including balance sheet, income statement and statement of sources and uses of funds with accompanying notes and schedules, as of the close of such year, prepared by accountants acceptable to the Bank and in form satisfactory to the Bank in accordance with GAAP applied on a consistent basis. All such audited financial statements shall be unqualified.

               6.1.6 SEC Filings. Borrower shall furnish to Bank, within forty-five (45) days after the close of each calendar quarter, complete copies of Borrower's Form l0-Q as filed with the Securities and Exchange Commission ("SEC"), and within ninety (90) days after the close of each fiscal year of Borrower, complete copies of Borrower's Form 10-K as filed with the SEC.

               6.1.7 Annual Budget and Capital Expenditures. Borrower shall furnish to the Bank, within thirty (30) days after the close of its fiscal year, complete copies of Borrower's annual budget for the upcoming fiscal year, including a capital expenditures budget. Notwithstanding the above thirty (30) day requirement, the Borrower shall deliver to the Bank the Borrower's 1999 annual budget on or before April 15, 1999.

               6.1.8 Field Audit. On or about July 1 of each year, the Bank shall have the right, but not the obligation, to conduct annual field audits of the books and records of the Borrower in accordance with Section
     6.8 hereof, at the sole cost and expense of the Bank.

               6.1.9 Other Financial Statements. The Borrower shall also furnish to the Bank such other information concerning the financial affairs of the Borrower as the Bank might reasonably request.

          6.2 Taxes. All taxes, assessments, governmental charges and levies imposed on the Borrower and its assets, income and profits will be paid prior to the date on which penalties attach thereto; PROVIDED, HOWEVER, that the Borrower will not be required to pay any such charge which is being contested in good faith by proper proceedings and the imposition of such charge would not have a Material Adverse Effect on the Borrower.

          6.3 Additional Assurances. The Borrower shall execute, acknowledge and deliver to the Bank such instruments, documents, and any other items in a form acceptable to Bank as the Bank may reasonably require, in good faith, in order to more fully carry out the transactions contemplated herein.

          6.4 Performance of Obligations. The Borrower shall pay the Notes according to the reading, tenor and effect thereof, and Borrower will do and perform every act and discharge all obligations provided herein or in any Loan Document to be performed and discharged or as contemplated hereby, at the time or times and in the manner specified.

          6.5 Expenses The Borrower shall pay all costs and expenses required to satisfy the conditions of this Agreement. Without limitation of the generality of the foregoing, Borrower will pay: (i) all of the reasonable fees and expenses of counsel employed by the Bank in connection with preparing the loan documentation not to exceed $3,500.00; provided that such limitation on fees and expenses of counsel shall not pertain to any fees and expenses of counsel incurred as the result of amending or modifying the terms and conditions of any loan documents after the date hereof; (ii) all of the fees, expenses and costs of perfecting the Liens on the Collateral; (iii) all reasonable costs and expenses of Bank (including, without limitation, the reasonable attorneys' fees of Bank's legal counsel) incurred by Bank in connection with the preservation and enforcement of this Agreement, the Notes, and/or the other Loan Documents; and (iv) all reasonable costs and expenses, including any reasonable fees and expenses of counsel employed by the Bank, in regard to any litigation arising out of or relating to this transaction and all other reasonable costs, fees and expenses involved in the enforcement or defense of this Agreement, the Loan Documents or any instrument executed pursuant hereto.

          6.6 Existence. The Borrower shall take all necessary actions to preserve the Borrower's existence and its right to conduct business in the applicable jurisdictions; to obtain and retain all material approvals, consents, permits, licenses and certificates from all applicable governmental authorities; to comply with all valid and applicable statutes, rules and regulations; and to continue to conduct its business in substantially the same manner as such business is now conducted or anticipated to be conducted.

          6.7 Litigation. The Borrower shall notify the Bank at any time of any action, suit, investigation or proceeding pending or threatened against the Borrower which may have a Material Adverse Effect.

          6.8 Books and Records: Access. Subject to the limitations afforded as a result of the attorney/client privilege, Borrower shall give any representative of Bank reasonable access during normal business hours to, and permit such representative to examine, copy or make excerpts from, any and all books, records and documents m the possession of Borrower and relating to the Borrower's affairs, and to inspect any of the properties of Borrower. The Borrower shall maintain complete and accurate books and records of its transactions in accordance with good accounting practices.

          6.9 Compliance with Law. Borrower shall comply with all applicable laws, rules, regulations, and all orders of any court or tribunal applicable to the Borrower or any of its property, business operations or transactions, a breach of which could have a Material Adverse Effect.

          6.10 Insurance. Borrower shall maintain, or cause to be maintained, in full force and effect during the term of the Loans the insurance described in Exhibit "C". Borrower shall deliver or cause to be delivered to the Bank (i) contemporaneously with the execution hereof, copies of the policies evidencing such insurance or certificates evidencing such policies, and (ii) copies of all renewal policies, or certificates evidencing such policies, at least fourteen days before the expiration of each expiring policy. Borrower shall promptly notify the Bank in writing of the occurrence of any loss or damage to the Collateral that is covered by the insurance policies. All policies of insurance required hereunder shall contain an endorsement or agreement by the insurer that any loss shall be payable in accordance with the terms of such policy notwithstanding any act or negligence of Borrower which might otherwise result in the forfeiture of said insurance. All property damage policies of insurance shall insure Bank's interest in the Collateral as a secured party and all liability insurance policies shall name Bank as an additional insured as its interest may appear. All such policies shall contain a provision that such policies will not be canceled or materially amended, which term shall include any reduction in the scope or the limits of coverage, without at least twenty
(20) days' prior written notice to Bank. All policies of insurance required hereunder shall be issued by companies having a Best's rating of at least A:XII, and shall be in amounts specified herein or otherwise satisfactory to Bank.

          6.11 Key-Man Insurance. Borrower shall maintain in full force and effect the Key-Man Insurance throughout the term of the Loans.

          6.12 Authorizations and Approvals. Borrower shall promptly obtain, from time to time at its own expense, all such governmental licenses, authorizations, consents, permits and approvals which may be required or necessary in the Borrower's business or with respect to its assets and properties if the failure to obtain the same could have a Material Adverse Effect.

          6.13 Other Businesses and Investments. Borrower shall obtain the Bank's prior written approval before entering into or otherwise engaging in any business, or investing in any entity, other than currently conducted and owned by the Borrower on the date hereof.

          6.14 ERISA Compliance. Borrower shall (i) at all times, make prompt payment of all contributions required under all employee benefit plans and as required to meet the minimum funding standard set forth in ERISA with respect to its plans, (ii) notify Bank immediately of any fact, including, but not limited to, any reportable event arising in connection with any of its plans, which might constitute grounds for termination thereof by the PBGC or for the appointment appropriate United States District Court of a trustee to administer such plan, together with a statement, if requested by Bank, as to the reason therefor and the action, if any, proposed to be taken with respect thereto, and
(iii) furnish to Bank, upon its request, such additional information concerning any of its plans as may be reasonably requested.

          6.15 Banking Accounts. Borrower shall establish and maintain its corporate operating banking account with the Bank and shall establish such control and administrative devices with respect to such account as the Bank may reasonably request. Such account shall be used by Borrower for depositing all payments and other revenues received under any of the Franchise Agreements.

          6.16 Maintenance of Collateral. Borrower will do all things necessary to maintain, preserve, protect and keep all the Collateral in good condition, and make all necessary and proper repairs, renewals and replacements thereto so that the business anticipated by Borrower through the ownership, operation or use of the Collateral can be performed and conducted at all times.

          6.17 Accounting Firm Annual Audit. The Borrower shall be audited annually by an independent accounting big six accounting firm acceptable to the Bank.

     7. NEGATIVE COVENANTS. Until payment in full of the Loans, the Borrower shall not, unless the Bank shall otherwise consent in writing, violate or cause to be violated the following:

          7.1 Limitation on Debt. The Borrower shall not incur, create, contract, assume, have outstanding, guarantee or otherwise be or become directly or indirectly, liable in respect of any Debt, except Permitted Debt.

          7.2 Limitation on Liens. Borrower shall not create, incur, permit or suffer to exist any Lien upon any of the Collateral, except Permitted Liens.

          7.3 Liquidation: Merger: Consolidation: Change of Name. Borrower will not liquidate or discontinue its normal operations with an intention to liquidate and will not merge or consolidate with any corporation, firm or partnership, or change its corporate name.

          7.4 Fixed Coverage Ratio. The Borrower shall not permit its Fixed Charge Ratio, calculated as of the end of each fiscal quarter, to be less than:
(i) 1.10:1 from the date hereof through June 30, 1999, inclusive; (ii) 1.15:1 from July 1, 1999 through December 31, 1999, inclusive; (iii) 1.20:1 from January 1, 2000 through March 31, 2000, inclusive; (iv) 1.25:1 from April 1, 2000 through June 30, 2000, inclusive; (v) 1.35:1 from July 1, 2000 through December 31, 2000, inclusive; (vi) 1.50:1 from January 1, 2001 through the remaining term of this Agreement.

          7.5 Tangible Net Worth. Borrower shall not permit its Tangible Net Worth to be less than an amount equal to the sum of: (i) $11,000,000.00, plus
(ii) fifty percent (50%) of the Net Income, excluding losses, of Borrower realized after the date of this Agreement, plus (iii) seventy-five percent (75%) of the net cash proceeds from any stock or equity issuances of the Borrower occurring after December 31, 1998. Tangible Net Worth shall be calculated quarterly as of the last day of each calendar quarter, beginning March 31, 1999.

          7.6 Current Ratio. The Borrower shall not permit its ratio of Current Assets to Current Liabilities to be less than 1.25 to 1.0.

          7.7 Inventory Turnover Days. Borrower shall not permit its Inventory Turnover Days to be more than 120 days, as calculated annually on the anniversary of this Agreement.

          7.8 Capital Expenditures. Borrower shall not expend or incur more than $800,000.00 in the aggregate during any calendar year for capital expenditures, including capitalized leases, unless approved by the Bank, which such approval shall not be unreasonably withheld, provided that upon an Event of Default, Borrower shall not expend or incur any amounts for capital expenditures, including capitalized leases, until such time as such Event of Default is cured to the satisfaction of the Bank as provided herein.

          7.9 Dividends and Distributions. Borrower shall not declare or pay any cash or stock dividends or make any other distributions of cash, stock or property to its shareholders, if, an Event of Default exists or, as a result of such cash or stock dividends or other distributions of cash, stock or property, an Event of Default would occur.

          7.10 Change of Business. The Borrower shall not change or otherwise discontinue its primary lines of business from those existing on the date hereof.

          7.11 Sale or Disposition of Collateral. Borrower shall not sell, assign, dispose or otherwise transfer any of the Collateral to any other person or entity, except Inventory in the ordinary course of business and for fair consideration. The Borrower may sell, assign, dispose or otherwise transfer assets, other than Collateral, to other persons or entities in an aggregate amount not to exceed $100,000.00 during any fiscal year of the Borrower unless otherwise approved by the Bank, which such approval shall not be unreasonably withheld.

          7.12 Stock Redemptions and Repurchases. The Borrower shall not redeem, retire or repurchase any of its shares of capital stock or cause its subsidiaries' to redeem, retire or repurchase any of its shares of capital stock, if an Event of Default exists or, as a result of such redemption, retirement or repurchase, an Event of Default would occur.

          7.13 Affiliated Transactions. The Borrower shall not enter into any transaction for goods, loans, advances, extensions of credit, services or otherwise with any employee, director or shareholder of the Borrower, or any related or affiliated entity or interest of such employee, director or shareholder of the Borrower, unless such transactions are bona fide transactions for fair consideration. Notwithstanding the above restriction on loans and extensions of credit, the Borrower may loan and extend credit to CD Warehouse Finance Company ("Finance"), provided that the aggregate amount outstanding under all loans and extensions of credit from the Borrower to Finance shall not exceed $3,000,000.00 at anytime.

          7.14 Subordinated Debt. Any and all obligations of the Borrower to any shareholder of the Borrower, or any subsidiary of the Borrower ("Subordinated Debt"), shall be subordinated to the payment of the Loans pursuant to subordination agreements satisfactory to the Bank. In the sole discretion of the Bank, the Bank may allow payment of either principal or interest, or both, on the Subordinated Debt, but only if no Event of Default hereunder exists.

          7.15 Sale and Leaseback. The Borrower shall not, and shall not permit any of the subsidiaries to, enter into any arrangement with any person or other entity (including, without limitation, any insurance company, bank or trustee) pursuant to which Borrower or subsidiaries will lease, as lessee, any property which it owned as of the date hereof and which it sold, transferred or otherwise disposed of to such other person or entity.

          7.16 Change of Management. The Borrower shall not change its senior management from that in effect on the date hereof.

     8. EVENTS OF DEFAULT. The following shall constitute Events of Default hereunder and under each of the Loans Documents:

          8.1 Nonpayment of Notes. Default in payment when due of any principal or interest due and owing on the Notes.

          8.2 Other Nonpayment. Default in payment when due of any amount payable to the Bank under the terms of this Agreement, the Loan Documents or any other obligation or agreement between the Borrower and the Bank, whether now existing or hereafter incurred, including but not limited to all the obligations of the Borrower to the Bank as set forth in that certain Loan Agreement between the Borrower.

          8.3 Third Party Nonpayment. Default in payment when due of any amount owed to any party other than the Bank on any Debt of Borrower in an aggregate amount of $50,000.00 or any of the Subordinated Debt, provided that the default in the payment of Debt shall not include such Debt which the Borrower in good faith and in a manner satisfactory to Bank contests, or defends collection of such Debt in legal proceedings which operate to prevent the validity or collection of the Debt.

          8.4 Breach of Covenants. A material default by the Borrower in the performance or observance of any covenant or agreement contained in this Agreement, the Loan Documents, or any agreement in connection therewith, or under the terms of any other instrument delivered to the Bank in connection with this Agreement.

          8.5 Representations and Warranties. Any representation or warranty herein, or any representation, statement, certificate, schedule or report made or furnished to the Bank on behalf of the Borrower proves to be false or erroneous in any material respect at the time of making thereof or any warranty ceases to be complied with in any material respect.

          8.6 Insolvency. The Borrower shall: (i) apply for or consent to the appointment of a receiver, trustee or liquidator of their respective properties;
(ii) admit in writing their inability to pay debts as they mature; (iii) make a general assignment for the benefit of creditors; or (iv) any material part of their assets or properties shall be placed in the hands of a receiver, trustee or other officers or representatives of a court or of creditors.

          8.7 Voluntary Bankruptcy. The Borrower shall be adjudged bankrupt or any voluntary proceeding shall be instituted by Borrower in insolvency or bankruptcy or for readjustment, extension or composition of debts or for any other relief of debtors.

          8.8 Involuntary Bankruptcy. Any involuntary proceeding shall be instituted against Borrower in insolvency or for readjustment, extension, or composition of debts, which proceeding is not dismissed within sixty (60) days after the filing of the commencement of the same.

          8.9 Creditor's Proceedings. Entry by any court of a final judgment against Borrower, or the institution of any levy, attachment, garnishment or charging order against the Borrower, which has a Material Adverse Effect.

     9. OPPORTUNITY TO CURE. In the event the Borrower shall cure or cause to be cured the foregoing Events of Default within ten (10) Business Days with respect to Events of Default in Sections 8.1 and 8.2 and within thirty (30) Business Days with respect to Events of Default in Sections 8.3, 8.4, 8.5 and 8.9, after mailing notice to the Borrower, the parties shall be restored to their respective rights and obligations under this Agreement as if no such Event or Events of Default had occurred. The Borrower shall have no right to cure any Event of Default in Sections 8.6 through 8.8.

     10. REMEDIES. Upon the occurrence of any Event of Default, which has not been timely cured pursuant to Section 9 above, the Bank may, at its option:

          10.1 Acceleration of Notes. Declare the Notes and all sums outstanding pursuant to the Loan Documents to be immediately due and payable, whereupon the same will be forthwith due and payable, and the Bank will be entitled to proceed to selectively and successively enforce the Bank's rights under the Loan Documents or any other instrument delivered to the Bank in connection with this Agreement.

          10.2 Accelerate Other Indebtedness. The Bank may declare all other indebtedness and obligations of the Borrower owing to the Bank to be immediately due and payable.

          10.3 Exercise Other Rights. The Bank may (i) terminate any of the Bank's obligations hereunder, including the obligation to make any advance, (ii) reduce any claim to judgment, (iii) exercise any right of offset including the Set-Off as provided in Section 10.4 hereof, (iv) without notice of default or demand except as otherwise provided herein, pursue and enforce any of the Bank's rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any applicable law or agreement, provided, however, that if any Event of Default specified in Sections 8.7 or 8.8 shall occur, the Loans shall thereupon become due and payable concurrently therewith, without any further action by the Bank and without presentment, demand, protest, notice of default, notice of acceleration or of intention to accelerate or other notice of any kind, all of which Borrower hereby expressly waives, or (v) exercise any other remedy at law or in equity.

          10.4 Right of Set-Off. Borrower hereby grants to Bank the right of set-off ("Set-Off") without notice or demand to or upon Borrower, (any such notice and/or demand being hereby waived by Borrower) to secure repayment of the Loans, regardless of whether Bank shall have made any demand therefor and whether all or any part of the Loans are or may be unmatured, upon any and all moneys, securities or other property of Borrower and the proceeds therefrom, now or hereafter held or received by or in transit to Bank, or any of its agents, from or for the account of Borrower, whether for safe keeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general or special) and credits of Borrower, and any and all claims of Borrower against Bank at any time existing.

          10.5 Cross-Default. A default by Borrower in this Agreement, any of the Notes or any of the Loan Documents shall constitute a default under all such agreements and obligations.

          10.6 Waiver of Default. By an instrument in writing, the Bank may waive any Event of Default which shall have occurred and any of the consequences of such Event of Default, and, in such event, the Bank and the Borrower will be restored to their respective former positions, rights and obligations hereunder. Any Event of Default so waived will for all purposes of this Agreement be deemed to have been cured and not to be continuing; but no such waiver will extend to any subsequent or other Event of Default or impair any consequence of such subsequent or other Event of Default.

     11. GENERAL CONDITIONS. The following conditions shall be applicable throughout the term of this Agreement:

          11.1 Strict Compliance. If any action or failure to act by Borrower violates any covenant or obligation of Borrower contained herein, then such violation shall not be excused by the fact that such action or failure to act would otherwise be required or permitted by any covenant (or exception to any covenant) other than the covenant violated.

          11.2 Participations in Loans and Notes. Bank may sell participations in all or any part of the Loans made by it to one or more banks or other entities. Bank may furnish any information concerning Borrower in the possession of Bank from time to time to participants (including prospective participants). Bank may provide to its participants on a timely basis copies of all financial statements and other documents furnished to it under the provisions of Section
6. Bank shall use reasonable efforts to notify Borrower of the identity of the purchaser and amount of any participation, but failure to give said notice shall have no effect on the participation, this Agreement or the other Loan Documents.

          11.3 Waiver; Modification. No failure to exercise, and no delay in exercising, on the part of Bank, any right hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of Bank hereunder and under the Loan Documents shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Agreement, the Notes or any Loan Documents, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute. a waiver of the right to take other action in the same, similar or other instances without such notice or demand.

          11.4 Notices. Any notices or other communications required or permitted to be given by this Agreement or any other documents and instruments referred to herein must be (i) given in writing (the references to "in writing" elsewhere in this Agreement are for emphasis and are not a way of limitation of the generality of the requirement that notices or other communications shall be in writing), and (ii) be personally delivered or mailed by prepaid mail or overnight courier, or by telex or telecopy delivered or transmitted to the party to whom such notice or communication is directed, to the address of such party as follows:

          To Borrower:    CD WAREHOUSE, INC.
                          1204 Sovereign Row
                          Oklahoma City, Oklahoma 73108
                          Attn: Jerry W. Grizzle

          To Bank:        BANK ONE, OKLAHOMA, N.A.
                          100 North Broadway
                          Oklahoma City, Oklahoma 73102
                          Attn: Mary Lynn McManus

Any such notice or other communication shall be deemed to have been given on the day three days after it is mailed by prepaid certified or registered mail, one working day after sent by over night courier, or on the day it is personally delivered as aforesaid or, if transmitted by telex or telecopy or fax machine, on the working day that such notice is transmitted as aforesaid, and otherwise when actually received. Any party may, for purposes of the Loan

Documents, change its address, telex number, fax number or the person to whom a notice or other communication is marked to the attention of, by giving notice of such change to the other parties pursuant hereto.

          11.5 Governing Law. This Agreement has been prepared, is being executed and delivered in the State of Oklahoma, and the substantive laws of such state and the applicable federal laws of the United States of America shall govern the validity, construction, enforcement and interpretation of this Agreement and all of the Loan Documents, except as otherwise may be provided for in the respective Loan Documents.

          11.6 Choice of Forum. Any suit, action or proceeding against Borrower with respect to this Agreement, the Notes or any Loan Documents or any judgment entered by any court in respect thereof, may be brought in the courts of the State of Oklahoma, County of Oklahoma, or in the United States courts located in Oklahoma County, State of Oklahoma as Bank in its sole discretion may elect and Borrower hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such Suit, action or proceeding. Borrower hereby irrevocably waive any objections which Borrower may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any Loan Document brought in the courts located in the State of Oklahoma, County of Oklahoma, and hereby further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

          11.7 Invalid Provisions. If any provision of any Loan Document is held to be legal, invalid or unenforceable under present or future laws during the term of this Agreement, such provision shall be fully severable; such Loan Document shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of such Loan Document; and the remaining provisions of such Loan Document shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provisions or by its severance from such Loan Document. Furthermore, in lieu of each such illegal, invalid or unenforceable provision there shall be added as part of such Loan Document a provision mutually agreeable to Borrower and Bank as similar in terms to such illegal, invalid or unenforceable provisions as may be possible and still be legal, valid and enforceable.

          11.8 Nonliability of Bank. The relationship between Borrower and Bank is, and shall at all times remain, solely that of borrower and lender, and Bank neither undertakes nor assumes any responsibility or duty to Borrower to review, inspect, supervise, pass judgment upon, or inform Borrower of any matter in connection with any phase of Borrower's business, operations, or condition, financial or otherwise. Borrower shall rely entirely upon their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment, or information supplied to Borrower by Bank in connection with any such matter is for the protection of Bank, and neither Borrower nor any third party are entitled to rely thereon.

          11.9 Binding Effect. The Loan Documents shall be binding upon and inure to the benefit of Borrower and Bank and their respective successors, assigns and legal representatives; provided, however, that Borrower may not, without the prior written consent of Bank, assign any rights, powers, duties or obligations thereunder.

          11.10 Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Agreement.

          11.11 No Third-Party Beneficiary. The parties do not intend the benefits of this Agreement to inure to any third party, nor shall this Agreement be construed to make or render Bank liable to any materialman, supplier, contractor, subcontractor, purchaser or lessee of any property owned by Borrower, or for debts or claims accruing to any such persons against Borrower. Notwithstanding anything contained herein or in the Notes or in any other Loan Document, or any conduct or course of conduct by any or all of the parties hereto, before or after signing this Agreement or any other Loan Document, shall be construed as creating any right, claim or cause of action against Bank, or any of its officers, directors, agents or employees, in favor of any materialman, supplier, contractor, subcontractor, purchaser or lessee of any property owned by Borrower, nor to any other person or entity.

          11.12 Multiple Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.

          11.13 Contrary Provisions. The terms and conditions of this Agreement shall govern and control any and all contrary provisions of the other Loan Documents.

          11.14 No Oral Agreements. THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS OF THE PARTIES.

          11.15 Usury. Under no circumstances (and notwithstanding any other provision of this Agreement, the Notes or any other Loan Document) shall the interest charged, collected, or contracted for on this Agreement, the Notes or any other Loan Document exceed the maximum rate permitted by applicable law. If any part of this Agreement or the Notes cannot be enforced, this fact will not affect the rest of this Agreement or the Notes, as applicable. In particular, this section means (among other things) that Borrower does not agree or intend to pay, and Lender does not agree or intend to contract for, charge, collect, take, reserve or receive (collectively referred to herein as "charge or collect"), any amount in the nature of interest or in the nature of a fee for the Loans, which would in any way or event (including demand, prepayment, or acceleration) cause Bank to charge or collect more for the Loans than the maximum Bank would be permitted to charge or collect by federal law or the law of the State of

Oklahoma. Any such excess interest or unauthorized fee shall, instead of anything stated to the contrary, be applied first to reduce the principal balance of the Loans and when the principal has been paid in full, be refunded to Borrower. The right to accelerate maturity of sums due under this Agreement or the Notes does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and Bank does not intend to charge or collect any unearned interest in the event of acceleration. All sums paid or agreed to be paid to Bank for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the Loans evidenced by this Agreement and the Notes until payment in full so that the rate or amount of interest on account of the Loans evidenced hereby does not exceed the applicable usury ceiling. Bank may delay or forgo enforcing any of its rights or remedies under this Agreement, the Notes or any other Loan Document without losing them.

          11.16 JURY WAIVER. THE BORROWER AND BANK BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WMVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG THE BORROWER AND BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, AND OTHER RELATED LOAN DOCUMENTS, OR ANY RELATIONSHIP BETWEEN BANK AND THE BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT TO BANK TO PROVIDE THE FINANCING DESCRIBED HEREIN OR IN THE OTHER LOAN DOCUMENTS.

          11.17 Arbitration. Bank and Borrower agree that upon the written demand of either party, whether made before or after the institution of any legal proceedings, but prior to the rendering of any judgment in that proceeding, all disputes, claims and controversies between them, whether individual, joint, or class in nature, arising from this Agreement, the Note, any Loan Document or otherwise, including without limitation contract disputes and tort claims, shall be resolved by binding arbitration pursuant to the Commercial Rules of the American Arbitration Association ("AAA"). Any arbitration proceeding held pursuant to this arbitration provision shall be conducted in Oklahoma City, Oklahoma, or at any other place selected by mutual agreement of the parties. No act to take or dispose of any Collateral shall constitute a waiver of this arbitration agreement or be prohibited by this arbitration agreement. This arbitration provision shall not limit the right of either party during any dispute, claim or controversy to seek, use, and employ ancillary, or preliminary rights and/or remedies, judicial or otherwise, and any such action shall not be deemed an election of remedies. Such remedies include, without limitation, obtaining injunctive relief or a temporary restraining order, invoking a power of sale under any deed of trust or mortgage, obtaining a writ of attachment or imposition of a receivership, or exercising any rights relating to personal property, including exercising the right of set-off or taking or disposing of such property with or without judicial process pursuant to the Uniform Commercial Code. Any disputes, claims or controversies concerning the lawfulness or reasonableness of an act, or exercise of any right or remedy concerning any Collateral, including any claim to rescind, reform, --- or otherwise modify any agreement relating to the Collateral, shall also be arbitrated; provided, however that no arbitrator shall have the right or the power to enjoin or restrain any act of either party. Judgment upon any award rendered by any arbitrator may be entered in any court having jurisdiction. The statute of limitations, estoppel, waiver, laches and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of any action for these purposes. The Federal Arbitration Act (Title 9 of the United States Code) shall apply to the construction, interpretation, and enforcement of this arbitration provision.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of day and year first above written.


           "BORROWER"                CD WAREHOUSE, INC.,
                                     a Delaware Corporation


                                     By: /s/ Jerry W. Grizzle
                                         --------------------
                                         Jerry W. Grizzle, President



                                     BANK ONE, OKLAHOMA, N.A.,
                                     a national banking association


                                     By:/s/ Mary Lynn McManus
                                        ---------------------
                                          Mary Lynn McManus,
                                           Vice President